UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:

BROOKMONT CONSUMER CREDIT Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

5950 Berkshire Lane, Suite 1420

Dallas, Texas 75225

Telephone Number (including area code):

(469) 442-8424

Name and address of agent for service of process:

Ethan Powell

5950 Berkshire Lane, Suite 1420

Dallas, Texas 75225

With copies of Notices and Communications to:

Stacy H. Louizos, Esq.
Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
212-885-5147

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒ Yes ☐ No

SIGNATURES

Pursuant to the requirements of the Securities Act and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and State of Texas, on the 6th day of April, 2026.

BROOKMONT CONSUMER CREDIT FUND

/s/ Ethan Powell
Ethan Powell

Trustee